Exhibit 10.19
LEASE AMENDMENT TEN
(Extension and Expansion/Co-Terminous)
     THIS LEASE AMENDMENT TEN (“Amendment”) is made as of the 15th day of May, 2008 between RFP Mainstreet 2100 RiverEdge, LLC (“Landlord”), a Delaware limited liability company, successor-in-interest to CMD Realty Investment Fund IV, L.P., an Illinois limited partnership, and IntercontinentalExchange, Inc. (“Tenant”), a Delaware corporation.
     A. A. Landlord and Tenant are the current parties to that certain Office Lease (“Original Lease”) dated June 8, 2000, for space currently described as Suites 500, 600, 650 and LL19 (“Premises”; sometimes referred to herein as the “Existing Premises”) in the building (“Building”) known as 2100 RiverEdge, located at 2100 RiverEdge Parkway, Atlanta, Georgia 30328 (“Property”), which lease has heretofore been amended by Lease Amendment One dated April 30, 2001, Lease Term Adjustment Confirmation Letter dated August 2, 2001, Lease Amendment Two dated March 6, 2003, Lease Amendment Three dated September 10, 2003, Lease Amendment Four dated June 4, 2004, Lease Amendment Five dated October 28, 2004, Lease Amendment Six dated October 12, 2005, Lease Amendment Seven dated October 12, 2006 (“Lease Amendment Seven”), Lease Amendment Eight dated November 28, 2006, Lease Amendment Nine dated February 21, 2007, Lease Term Adjustment Confirmation Letter dated April 16, 2007 and Lease Term Adjustment Confirmation Letter dated May 2, 2007 (collectively, and as amended herein, “Lease”).
     B. The parties mutually desire to amend the Lease on the terms hereof.
     NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows.
     1. Term Extension. The term of the Lease is hereby modified to extend for a period (“Extended Term”) commencing on March 1, 2012 (“Extension Date”) and expiring on the last day of the seventy-second (72nd) full calendar month after the Additional Premises Commencement Date, as hereinafter defined (“New Expiration Date”), unless sooner terminated in accordance with the terms of the Lease.
     2. Additional Premises. Suite 400 (“Additional Premises”), the approximate location of which is shown on Exhibit A hereto on the fourth (4th) floor of the Building, and which shall be deemed to contain 15,274 square feet of rentable area for purposes hereof, shall be added to and become a part of the Existing Premises commencing on the earlier to occur of (i) substantial completion of the Work (as defined in Exhibit B) in the Additional Premises, or (ii) November 1, 2008 (“Additional Premises Commencement Date”) and continuing co-terminously with the New Expiration Date, as the same may be extended, subject to the terms herein. The Additional Premises Commencement Date and New Expiration Date shall be subject to adjustment and confirmation as described in Section 11 below.

***	Certain information in this agreement has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     Upon completion of the Work within the Additional Premises, Landlord and its architect and Tenant and its architect shall each have the right to re-measure the Additional Premises using the “Standard Measure for Measuring Floor Area in Office Buildings” published by the Secretariat, Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996), approved June 7, 1996 (“BOMA Standards”). Base Rent, Tenant’s Share, and all other items which are calculated based on the rentable square footage of the Additional Premises shall be adjusted if Landlord or Tenant elects to re-measure, but otherwise shall be based upon the initial determination of rentable square footage contained herein.
     3. Temporary Space. Tenant shall have the right to occupy certain temporary space on the 12th floor on the terms and conditions set forth in Exhibit C attached hereto.
     4. Storage Space. Commencing on the Additional Premises Commencement Date, Tenant shall have a license to use that certain storage space located next to Space 1-B and currently known as Cage 1-C (“Additional Storage Space”), located on the lower level of the Property, which shall be deemed to contain 147 rentable square feet and is shown on Exhibit E hereto. Such license shall be on the terms and conditions contained in Exhibit G to Lease Amendment Seven.
     5. Base Rent.
          a. Existing Premises. Commencing on the Extension Date, Tenant shall pay monthly Base Rent for the Existing Premises as provided below and otherwise as provided in the Lease:
Suite 500 Base Rent Schedule

Suite 500
Period	Monthly Base Rent

March 1, 2012 — February 28, 2013	[***]
March 1, 2013 — February 28, 2014	[***]
March 1, 2014 — New Expiration Date	[***]
Suite 600 Base Rent Schedule

Suite 600
Period	Monthly Base Rent

March 1, 2012 — February 28, 2013	[***]
March 1, 2013 — February 28, 2014	[***]
March 1, 2014 — New Expiration Date	[***]

***	Confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Suite 650 Base Rent Schedule

Suite 650
Period	Monthly Base Rent

March 1, 2012 — February 28, 2013	[***]
March 1, 2013 — February 28, 2014	[***]
March 1, 2014 — New Expiration Date	[***]
Suite LL-9 Base Rent Schedule

Suite LL-9
Period	Monthly Base Rent

March 1, 2012 — February 28, 2013	[***]
March 1, 2013 — February 28, 2014	[***]
March 1, 2014 — New Expiration Date	[***]
          b. Additional Premises. Tenant shall pay monthly Base Rent for the Additional Premises as provided below and otherwise as provided in the Lease:
Additional Premises Base Rent Schedule

Additional Premises
Period	Monthly Base Rent

Additional Premises Commencement Date — October 31, 2009	[***]
November 1, 2009 — October 31, 2010	[***]
November 1, 2010 — October 31, 2011	[***]
November 1, 2011 — October 31, 2012	[***]
November 1, 2012 — October 31, 2013	[***]
November 1, 2013 — New Expiration Date	[***]
          c. Base Rent Abatement. Notwithstanding anything to the contrary herein, as a concession to enter this Amendment and provided Tenant is not then in Default and subject to the conditions set forth in the following sentence: (i) Tenant’s obligations for Base Rent for the Additional Premises shall be abated for [***] commencing on the Additional Premises Commencement Date (except if the Additional Premises Commencement Date does not occur on the first day of a calendar month, the abatement period shall be 180 days), and (ii) Tenant’s obligations for Base Rent for the Existing Premises shall be abated for one (1) month commencing on the Additional Premises Commencement Date (except if the Additional Premises Commencement Date does not occur on the first day of a calendar month, the

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abatement period shall be 30 days). If Tenant shall Default under the Lease, Tenant shall: (i) immediately commence paying the full amount otherwise required under the Lease without regard to such periods, if either of the foregoing periods is still in effect, and (ii) immediately pay Landlord the unamortized portion of the amount theretofore abated (such amortization to be computed over the number of full calendar months in the initial Term following such abatement period with interest at the Default Rate).
     6. Expenses and Taxes Base Year.
          a. Existing Premises. Commencing on the Additional Premises Commencement Date, Tenant shall pay Tenant’s Share for the Existing Premises of increases in Taxes and Expenses over the respective amounts for the year 2008, and as otherwise provided in the Lease.
          b. Additional Premises. Commencing on the Additional Premises Commencement Date: (i) Tenant shall pay Tenant’s Share for the Additional Premises of increases in Taxes and Expenses, over the respective amounts for the year 2008, and as otherwise provided in the Lease, and (ii) “Tenant’s Share” for the Additional Premises shall be five and 73/100 percent (5.73%), for purposes hereof.
     7. Prorations; Consolidated or Separate Billings. If the Additional Premises Commencement Date or the Extension Date do not occur at the beginning, or the New Expiration Date does not occur at the end, of an applicable payment period under the Lease, Landlord shall reasonably pro rate Tenant’s payment obligations on a per diem basis; Tenant shall remain liable for all amounts accruing during or relating to the period prior to the Additional Premises Commencement Date or Extension Date, and through the New Expiration Date, whether or not theretofore billed. The Base Rent, Taxes, Expenses and all other charges respecting the Additional Premises are sometimes herein called “Additional Premises Rent”. Landlord may compute and bill Additional Premises Rent (or components thereof) separately or treat the Additional Premises and Existing Premises as one unit for computation and billing purposes.
     8. Options. Tenant shall continue to have the Extension Options set forth in Exhibit D of Lease Amendment Seven. Tenant shall have a right of first refusal to expand as provided in Exhibit D attached hereto, and Exhibit E to Lease Amendment Seven is hereby deleted.
     9. Other Terms. Except to the extent inconsistent herewith or provided to the contrary herein: (a) commencing on the Additional Premises Commencement Date, the Additional Premises shall be added to, and become part of, the Existing Premises under the Lease, and all applicable provisions then or thereafter in effect under the Lease shall also apply to the Additional Premises, and (b) all provisions of the Lease currently in effect or scheduled to become effective shall remain in effect and become effective in accordance with their terms, except for any provisions which by their express terms have lapsed, are scheduled to lapse, or were to be in effect only during the initial Term or other period (in which case such express terms shall govern the periods during which such provisions were, or will remain, in effect).
     10. Tenant Improvements.

          a. Condition of Additional Premises; Improvement Allowance. Tenant has been occupying the Existing Premises, and has inspected the Additional Premises (and portions of the Building, Property, systems and equipment providing access to or serving the Additional Premises) or has had an opportunity to do so, and agrees to accept the same “AS IS” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements, except as provided herein. Notwithstanding the foregoing to the contrary, Landlord hereby represents that to Landlord’s actual knowledge as of the date of this Amendment: (i) the Building standard mechanical, electrical, plumbing, sprinkler and HVAC equipment servicing the Additional Premises are in good working order, and (ii) there are no current material violations of Laws affecting Tenant’s use of the Additional Premises. “Landlord’s actual knowledge” herein means the actual knowledge of the Property Manager for the management company for the Property. Notwithstanding anything contained herein to the contrary, Landlord shall provide an allowance (“Allowance”) to be used towards the performance of certain tenant improvement work by Tenant in the Additional Premises and Suites 500, 600 and 650, as further set forth in Exhibit B attached hereto.
          b. Removal of Stairwell. Without limiting the generality of any other terms of the Lease requiring restoration of the Premises upon expiration of the Lease, at Landlord’s written request, Tenant shall, within thirty (30) days after expiration or earlier termination of the Lease, remove any stairwell installed by Tenant pursuant to Exhibit B of this Amendment, close the stairwell opening, and restore the stairwell area to its original condition (the “Stairwell Restoration Work”), all such work to be at Tenant’s sole cost. Landlord’s request may be made prior to the expiration or earlier termination of the Lease but if Landlord’s request is made less than thirty (30) days before the expiration or earlier termination of the Lease then Tenant shall have sixty (60) days after its receipt of Landlord’s request to complete the Stairwell Restoration Work. At Landlord’s option, Landlord shall perform the Stairwell Restoration Work, at Tenant’s cost; provided, however, the cost therefore is reasonable and customary based on competitive market conditions. Prior to commencing the Stairwell Restoration Work Landlord shall obtain an estimate of the cost of the Stairwell Restoration Work which is reasonably acceptable to Tenant, and Tenant shall deposit such estimated cost with Landlord within ten (10) days after Landlord’s written request for same. If such estimated amount exceeds the actual cost of the Stairwell Restoration Work, Tenant shall receive a refund of the difference within thirty (30) days of completion of the Stairwell Restoration Work, and if the actual cost of the Stairwell Restoration Work amount shall exceed the estimated amount, Tenant shall pay the difference to Landlord within thirty (30) days after Landlord’s written request for same. Tenant’s obligations under this paragraph with respect to removal of any stairwell installed by Tenant between the 4th and 5th floors is in addition to, and not in lieu of, Tenant’s obligations as set forth in Section 8.B of Lease Amendment Seven with respect to removal of any stairwell installed by Tenant between the 5th and 6th floors.
     11. Early Access; Possession Date; Date; Confirmation of Dates. Landlord shall permit Tenant to enter the Additional Premises on the day immediately following mutual execution and delivery of this Amendment (“Possession Date”) but Tenant shall with respect to the Additional Premises have no obligation to pay Landlord the Additional Premises Rent (consisting of Base Rent, Taxes and Expenses) for such period prior to the Additional Premises Commencement Date (as defined in Section 2 above). During any period that Tenant shall enter the Additional Premises prior to the Additional Premises Commencement Date to perform Work under Exhibit B hereto, or to install telecommunications and computer cabling, equipment and furniture, Tenant shall comply with all terms and provisions of the Lease, except that the Additional Premises Commencement Date shall not occur based on such early possession for such purposes. The Additional Premises Commencement Date shall be the earlier to occur of (i) substantial completion of the Work (as defined in Exhibit B) in the Additional Premises, or (ii) November 1, 2008. Landlord and Tenant shall execute a confirmation of any dates herein in such form as Landlord may reasonably request; any failure to respond within thirty (30) days after Landlord provides such written confirmation shall be deemed an acceptance of the dates set forth in Landlord’s confirmation. If Tenant disagrees with Landlord’s determination of such dates, Tenant shall pay Rent for the Existing Premises and Additional Premises Rent and perform all other obligations commencing and ending on the dates determined by Landlord, subject to refund or credit against Additional Premises Rent when the matter is resolved.
     12. Parking. Tenant and its employees shall have a license to use a total of 3.5 parking spaces per 1,000 rentable square feet of the Additional Premises, as follows: (a) fifty-one (51) general parking spaces on a non-exclusive, unassigned “first come, first served” basis in the unreserved areas of the Parking Facility (“General Spaces”), and (b) two (2) reserved parking spaces in the Parking Facility (“Reserved Spaces”). The Reserved Spaces shall be in a location mutually and reasonably agreed to by the parties, but shall be immediately adjacent to each other. Such Reserved Spaces shall be assigned parking spaces identified with numbers in accordance with Landlord’s standard procedures, provided Landlord shall have no obligation to tow vehicles that are improperly parked in such assigned spaces (but Landlord reserves the right to do so after receiving notice thereof from Tenant or otherwise). The aforesaid parking spaces shall be free of separate parking charges through the New Expiration Date. Use by Tenant and its employees of the preceding parking spaces shall be governed by the existing provisions of the Lease regarding parking, except as expressly modified herein. Nothing contained in this Section 12 shall be deemed to modify any of Tenant’s existing parking rights in the Lease.
     13. Third Generator. Tenant shall have the right, at its sole cost and otherwise on the terms and conditions of Exhibit F to the Original Lease, to install a third emergency generator in a location to be designated by Landlord. Without limiting the generality of the terms and conditions set forth in Exhibit F to the Original Lease, the Generator Space for the third Generator shall be delivered in its “as is” “where is” condition and Tenant shall be responsible, at its sole expense, for all site preparation, including compliance with applicable Laws, including re-planting of trees or making payments to the Tree Trust Fund, as required by applicable governmental authorities. Generator Space Rent pursuant to Exhibit F to the Original Lease shall continue to be waived during the Extended Term under this Amendment as to all 3 Generators Spaces.
     14. Real Estate Brokers. Landlord and Tenant hereby: (a) mutually represent to each other that they have dealt only with CB Richard Ellis, Inc. (representing Tenant) and Jones Lang LaSalle (representing Landlord) as broker, salesperson, agent or finder in connection with this Amendment (and to whom Landlord shall pay a commission pursuant to separate written agreement), and (b) mutually agree to defend, indemnify and hold each other harmless from and against all liabilities and expenses (including reasonable attorneys’ and expert witness fees, and court costs) arising from any breach of their respective foregoing representations.
     15. Offer. The submission and negotiation of this Amendment shall not be deemed an offer to enter into the same by Landlord. This Amendment shall not be binding on Landlord unless and until fully signed and delivered by both parties. Tenant’s execution of this Amendment constitutes a firm offer to enter into the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord. During such period, Landlord may proceed in reliance thereon, but such acts shall not be deemed an acceptance.
     16. Whole Amendment; Full Force and Effect; Conflicts. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As amended herein, the Lease shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Amendment, the latter provisions shall govern.
     17. Interpretation. This Amendment shall be interpreted in a reasonable manner in conjunction with the Lease. If an Exhibit is attached to this Amendment, the term “Lease” therein shall refer to this Amendment or the Lease as amended, and terms such as “Commencement Date” and “Lease Term” shall refer to analogous terms in this Amendment, all as the context expressly provides or reasonably implies. Unless expressly provided to the contrary herein: (a) any terms defined herein shall have the meanings ascribed herein when used as capitalized terms in other provisions hereof, (b) capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease, and (c) non-capitalized undefined terms herein shall be interpreted broadly and reasonably to refer to terms contained in the Lease which have a similar meaning, and as such terms may be further defined therein.
     18. Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
     19. Consent. Landlord represents and warrants to Tenant that all of Landlord’s lenders have consented to this Amendment.
     20. OFAC Certification. Tenant certifies that:
          a. It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and
          b. It is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation.
Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD: [SEAL] RFP MAINSTREET 2100 RIVEREDGE, LLC, a Delaware limited liability company
/s/ Paul J. Kilgallon
Paul J. Kilgallon, President

TENANT: [SEAL] INTERCONTINENTALEXCHANGE, INC., a Delaware corporation
/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chairman and Chief Executive Officer

EXHIBIT A
Floor Plate Showing Additional Premises

ELEVATOR LOBBY
MECHANICAL
MEN
WOMEN
STORAGE
N

EXPANSION AREA: 15,274 RSF

4TH FLOOR
2100 RIVEREDGE PARKWAY

A-1

EXHIBIT B
108C (3/04)
Tenant Performance/Allowance
WORK LETTER
     This Exhibit is a “Work Letter” to the foregoing document (referred to herein for convenience as the “Lease Document”).
     I. BASIC ARRANGEMENT
     (a) Tenant to Arrange for Work. Tenant desires to engage one or more contractors to perform certain improvements (the “Work,” as further defined in Section VI) to or for the Premises under the Lease Document. Tenant shall arrange for the Work to be planned and performed in accordance with the provisions of this Exhibit and applicable provisions of the Lease Document. Tenant shall pay when due all costs for or related to the Plans and Work whatsoever (“Costs of the Work”), and Landlord shall reimburse certain such costs up to the Allowance, as further described below.
     (b) Allowance and Administrative Fee. Landlord shall provide up to [***] for the Additional Premises and up to [***] for Suites 500, 600 and 650 (the “Allowance”) towards the hard construction costs portion of the Costs of the Work relating to permanent leasehold improvements in the Additional Premises and Existing Premises (provided the portion of the Allowance available for the Plans shall be limited to five percent (5%), and shall exclude planning for furniture, trade fixtures and business equipment). Tenant shall pay Landlord’s reasonable out-of-pocket costs, if any, for architectural and engineering review of the Plans and any Engineering Report, and all revisions thereof, and an administrative fee (“Administrative Fee”) of [***] for Landlord’s time in reviewing the Plans and Work and coordinating with Tenant’s Contractors. The costs of foregoing items may be charged against the Allowance, and if the Allowance shall be insufficient, Tenant shall pay Landlord for such amounts as additional Rent within fifteen (15) days after billing. Notwithstanding anything to the contrary contained herein, any personal property, trade fixtures or business equipment, including, but not limited to, modular or other furniture, and cabling for communications or computer systems, whether or not shown on the Approved Plans, shall be provided by Tenant, at Tenant’s sole cost, and the Allowance shall not be used for such purposes.
     (c) Funding and Disbursement. Landlord shall fund and disburse the Allowance within thirty (30) days after the Work has been completed in accordance with the Approved Plans in accordance with the provisions hereof, and Tenant has submitted all invoices, architect’s certificates, a Tenant’s affidavit, complete unconditional lien waivers and affidavits of payment by all Tenant’s Contractors, and such other evidence as Landlord may reasonably require that the cost of the Work has been paid and that no architect’s, mechanic’s, materialmen’s or other such liens have been or may be filed against the Property or the Premises arising out of the design or performance of such Work. Landlord may issue checks to fund the Allowance jointly or separately to Tenant, its general contractor, and any other of Tenant’s Contractors. If Tenant

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does not use the entire Allowance for the purposes permitted herein, or does not submit the foregoing documentation to Landlord, within one (1) year after the date of this Amendment, then Landlord shall be entitled to the savings and Tenant shall receive no credit therefore, time being of the essence of this provision so that Landlord may close out Landlord’s books for the Work.
     II. PLANNING. The term “Plans” herein means a “Space Plan,” as the same may be superseded by any “Construction Drawings,” prepared and approved pursuant to this Section (and as such terms are further defined in Section VI). In the event of any inconsistency between the Space Plan and Construction Drawings, or revisions thereto, as modified to obtain permits, the latest such item approved by Landlord shall control. The term “Approved Plans” herein means the Plans (and any revisions thereof) as approved by Landlord in writing in accordance with this Section.
     (a) Tenant’s Planners. Tenant shall engage a qualified, licensed architect (“Architect”), subject to Landlord’s prior written approval. To the extent required by Landlord or appropriate in connection with preparing the Plans, Tenant shall also engage one or more qualified, licensed engineering firms, e.g. mechanical, electrical, plumbing, structural and/or HVAC (“Engineers”), all of whom shall be designated or approved by Landlord in writing. The term “Tenant’s Planners” herein shall refer collectively or individually, as the context requires, to the Architect or Engineers engaged by Tenant, and approved or designated by Landlord in writing in accordance with this Exhibit.
     Notwithstanding anything contained herein to the contrary, Tenant agrees to engage Peacock Architects to prepare the Construction Drawings (as defined below).
     (b) Space Plan and Construction Drawings. Tenant shall promptly hereafter cause the Architect to submit three (3) sets of a “Space Plan” (as defined in Section VI) to Landlord for approval. Landlord shall, within ten (10) working days after receipt thereof, either approve said Space Plan, or disapprove the same advising Tenant of the reasons for such disapproval. In the event Landlord disapproves said Space Plan, Tenant shall modify the same, taking into account the reasons given by Landlord for said disapproval, and shall submit three (3) sets of the revised Space Plan to Landlord. Landlord shall review or comment on all revised plans and drawings (that have been approved by Tenant and are re-submitted to Landlord for approval) within five (5) business days after receipt of same. If Landlord provides comments to a revised Space Plan, then the process outlined above shall continue with all subsequent review and comment periods of Landlord being limited to five (5) business days (it being understood that Landlord shall be entitled to comment solely on the revised portions of such plan or drawing, unless the revisions affect any other portion of the plan or drawing or unless Landlord discovers a previously undetected material error in another portion of the plan or drawing). To the extent required by Landlord or the nature of the Work and as further described in Section VI, Tenant shall, after Landlord’s approval of the Space Plan: (i) cause the Architect to submit to Landlord for approval “Construction Drawings” (including, as further described in Section VI below, sealed mechanical, electrical and plumbing plans prepared by a qualified, licensed Engineer approved or designated by Landlord), and (ii) cause the Engineers to submit for Landlord’s approval a report (the “Engineering Report”) indicating any special heating, cooling, ventilation, electrical, heavy load or other special or unusual requirements of Tenant, including calculations. Landlord shall, within fifteen (15) working days after receipt thereof (or such longer time as may be reasonably required in order to obtain any additional architectural, engineering or HVAC report or due to other special or unusual features of the Work or Plans), either approve the Construction Drawings and Engineering Report, or disapprove the same advising Tenant of the reasons for disapproval. If Landlord disapproves of the Construction Drawings or Engineering Report, Tenant shall modify and submit revised Construction Drawings, and a revised Engineering Report, taking into account the reasons given by Landlord for disapproval. Landlord shall review or comment on all revised Construction Drawings and revised Engineering Report (that have been approved by Tenant and are re-submitted to Landlord for approval) within five (5) business days after receipt of same. If Landlord provides comments to revised Construction Drawings or revised Engineering Report, then the process outlined above shall continue with all subsequent review and comment periods of Landlord being limited to five (5) business days (it being understood that Landlord shall be entitled to comment solely on the revised portions of such revised Construction Drawings or revised Engineering Report, unless the revisions affect any other portion of the revised Construction Drawings or revised Engineering Report or unless Landlord discovers a previously undetected material error in another portion of the revised Construction Drawings or revised Engineering Report). The Construction Drawings shall include a usable computer aided design (CAD) file. In the event that Landlord fails to timely pay the Allowance in accordance with this Section I.b. and such failure continues for more than five (5) business days following receipt of written notice from Tenant of such failure, then the unpaid amount of the Allowance shall accrue interest from the due date at the Default Rate until payment is received by Landlord.
     (c) Tenant’s Planning Responsibility and Landlord’s Approval. Tenant has sole responsibility to provide all information concerning its space requirements to Tenant’s Planners, to cause Tenant’s Planners to prepare the Plans, and to obtain Landlord’s final approval thereof (including all revisions). Tenant and Tenant’s Planners shall perform independent verifications of all field conditions, dimensions and other such matters), and Landlord shall have no liability for any errors, omissions or other deficiencies therein. Landlord shall not unreasonably withhold, condition or delay approval of any Plans or Engineering Report submitted hereunder, if they provide for a customary office layout, with finishes and materials generally conforming to building standard finishes and materials currently being used by Landlord at the Property, are compatible with the Property’s shell and core construction, and if no modifications will be required for the Property electrical, heating, air-conditioning, ventilation, plumbing, fire protection, life safety, or other systems or equipment, and will not require any structural modifications to the Property, whether required by heavy loads or otherwise, and will not create any potentially dangerous conditions, potentially violate any codes or other governmental requirements, potentially interfere with any other occupant’s use of its premises, or potentially increase the cost of operating the Property.
     Tenant shall have the right to install a stairwell between Tenant’s Premises on the 4th and 5th floors, subject to Landlord’s right to approve the details of such installation, including without limitation, location, design and materials and subject to the other provisions of this Work Letter.
     (d) Governmental Approval of Plans; Building Permits. Tenant shall cause Tenant’s Contractors (as defined in Section III) to apply for any building permits, inspections and occupancy certificates required for or in connection with the Work. If the Plans must be revised in order to obtain such building permits, Tenant shall promptly notify Landlord, promptly arrange for the Plans to be revised to satisfy the building permit requirements, and shall submit the revised Plans to Landlord for approval as a Change Order under Paragraph II.e below. Landlord shall have no obligation to apply for any zoning, parking or sign code amendments, approvals, permits or variances, or any other governmental approval, permit or action. If any such other matters are required, Tenant shall promptly seek to satisfy such requirements (if Landlord first approves in writing), or shall revise the Plans to eliminate such requirements and submit such revised Plans to Landlord for approval in the manner described above. Upon request, at no cost to Landlord, Landlord shall (if Landlord has approved same as provided above) assist Tenant in obtaining all such permits and other items.
     It is understood and agreed that to expedite the construction of the Additional Premises, Tenant may, if same is permitted by applicable Law, apply for a two-phase building permit, consisting of Phase I for the office area (consisting of approximately 10,000 rsf) and Phase II for the stairwell area (consisting of approximately 5,000 rsf).
     (e) Changes After Plans Are Approved. If Tenant shall desire, or any governmental body shall require, any changes, alterations, or additions to the Approved Plans, Tenant shall submit a detailed written request or revised Plans (the “Change Order”) to Landlord for approval, which written request or revised Plans shall be reviewed by Landlord in the manner provided for in Section II.b. above. If reasonable and practicable and generally consistent with the Plans theretofore approved, Landlord shall not unreasonably withhold, condition or delay its approval. All costs in connection therewith, including, without limitation, construction costs, permit fees, and any additional plans, drawings and engineering reports or other studies or tests, or revisions of such existing items, shall be included in the Costs of the Work under Section VI. In the event that the Premises are not constructed in substantial accordance with the Approved Plans, Tenant shall not be permitted to occupy the Premises until the Premises reasonably comply in all respects therewith; in such case, the Rent shall nevertheless commence to accrue and be payable as otherwise provided in the Lease Document.
     III. CONTRACTORS AND CONTRACTS. Tenant shall engage to perform the Work such contractors, subcontractors and suppliers (“Tenant’s Contractors”) as Landlord customarily engages or recommends for use at the Property; provided, Tenant may substitute other licensed, bonded, reputable and qualified parties capable of performing quality workmanship who have good labor relations and will be able to work in harmony with each other and those of Landlord and other occupants of the Property so as to ensure proper maintenance of good labor relationships, and in compliance with all applicable labor agreements existing between trade unions and the relevant chapter of the Association of General Contractors of America. Such substitutions may be made only with Landlord’s prior written approval. Such approval shall be granted, granted subject to specified reasonable conditions, or denied within ten (10) working days after Landlord receives from Tenant a written request for such substitution, containing a reasonable description of the proposed party’s background, finances, references, qualifications, and other such information as Landlord may request. For Work involving any mechanical, electrical, plumbing, structural, demolition or HVAC matters, or any Work required to be performed outside the Premises or involving Tenant’s entrance, Landlord may require that Tenant select Tenant’s Contractors from a list of such contractors.

     IV. PERFORMANCE OF WORK
     (a) Conditions to Commencing Work. Before commencing any Work, Tenant shall: (i) obtain Landlord’s written approval of Tenant’s Planners and the Plans, as described in Section II, (ii) obtain and post all necessary governmental approvals and permits as described in Section II, and provide copies thereof to Landlord, (iii) obtain Landlord’s written approval of Tenant’s Contractors, and provide Landlord with copies of the contracts as described in Section III, and (iv) provide evidence of insurance to Landlord as required under the Lease Document.
     (b) Compliance and Standards. Tenant shall cause the Work to comply in all respects with the following: (i) the Approved Plans, (ii) the Property Code of the City and State in which the Property is located and Federal, State, County, City or other laws, codes, ordinances, rules, regulations and guidance, as each may apply according to the rulings of the controlling public official, agent or other such person, (iii) applicable standards of the National Board of Fire Underwriters (or successor organization) and National Electrical Code, (iv) applicable manufacturer’s specifications, and (v) any work rules and regulations as Landlord or its agent may have adopted for the Property, including any Rules attached as an Exhibit to the Lease Document. Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans. Tenant’s Work shall be performed in a thoroughly safe, first-class and workmanlike manner, and shall be in good and usable condition at the date of completion. In case of inconsistency, the requirement with the highest standard protecting or favoring Landlord shall govern.
     (c) Property Operations, Dirt, Debris, Noise and Labor Harmony. Tenant and Tenant’s Contractors shall make all efforts and take all proper steps to assure that all construction activities do not interfere with the operation of the Property or with other occupants of the Property. Tenant’s Work shall be coordinated under Landlord’s direction with any other work and other activities being performed for or by other occupants in the Property so that Tenant’s Work will not interfere with or delay the completion of any other work or activity in the Property. Construction equipment and materials are to be kept within the Premises, and delivery and loading of equipment and materials shall be done at the Building loading dock and freight elevator, at such time as Landlord shall direct so as not to burden the construction or operation of the Property. Tenant’s Contractors shall comply with any work rules of the Property and Landlord’s requirements respecting the hours of availability of elevators and manner of handling materials, equipment and debris. Demolition must be performed before 7:00 a.m. or after 6:00 p.m. and on weekends, or as otherwise required by Landlord or the work rules for the Property. Construction which creates noise, odors or other matters that may bother other occupants may be rescheduled by Landlord at Landlord’s sole discretion. Delivery of materials, equipment and removal of debris must be arranged to avoid any inconvenience or annoyance to other occupants. The Work and all cleaning in the Premises must be controlled to prevent dirt, dust or other matter from infiltrating into adjacent occupant, common or mechanical areas. Tenant shall conduct its labor relations and relations with Tenant’s Planners and Contractors, employees, agents and other such parties so as to avoid strikes, picketing, and boycotts of, on or about the Premises or Property. If any employees of the foregoing parties strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted or carried out against Tenant or such parties in or about the Premises or Property, Tenant shall immediately close the Premises and remove or cause to be removed all such parties until the dispute has been settled.

     (d) Removal of Debris. Tenant’s Contractors shall be required to remove from the Premises and dispose of, at least once a day and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from the Work, and shall not place debris in the Property’s waste containers. Tenant shall be permitted to place a trash dumpster at the Building loading dock. If required by Landlord, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes. Upon completion of Tenant’s Work, Tenant’s Contractors shall remove all surplus materials, debris and rubbish of whatever kind remaining within the Property which has been brought in or created by Tenant’s Contractors in the performance of Tenant’s Work. If any of Tenant’s Contractors shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within 48 hours after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, and charge the cost thereof to Tenant as additional Rent under the Lease Document.
     (e) Completion and General Requirements. Tenant shall use commercially reasonable efforts to cause Tenant’s Planners to prepare the Approved Plans, and to cause Tenant’s Contractors to obtain permits or other approvals, diligently commence and prosecute the Work to completion, and obtain any inspections and occupancy certificates for Tenant’s occupancy of the Premises by the Additional Premises Commencement Date set forth in the Lease Document. Any delays in the foregoing shall not serve to abate or extend the time for the Additional Premises Commencement Date or commencement of Rent under the Lease Document, except to the extent of the following, provided substantial completion of the Work and Tenant’s ability to reasonably use the Premises by the Additional Premises Commencement Date (or by such later date when Tenant would otherwise have substantially completed the Work) is actually delayed thereby: (i) one (1) day for each day that Landlord delays approvals required hereunder beyond the times permitted herein without good cause, and (ii) any delay in the Work caused by fire or other casualty damage, war or civil disorder, strikes, lockouts, labor troubles, inability to procure labor or materials or reasonable substitutes or other events outside of Tenant’s reasonable control (excluding delays resulting from changes in economic or market conditions, or financial or internal problems of Tenant and excluding delays by the City of Sandy Springs in processing building permits or delays caused by Tenant’s request for a two-phase permit), collectively, “Force Majeure”, which shall delay the Additional Premises Commencement Date on a day-for-day basis. Force Majeure shall apply only so long as Tenant uses commercially reasonable diligence and good faith efforts to end the delay, and keeps Landlord reasonably advised of such efforts. Tenant shall impose on and enforce all applicable terms of this Exhibit against Tenant’s Planners and Tenant’s Contractors. Landlord may impose reasonable additional requirements from time to time in order to ensure that the Work, and the construction thereof does not disturb or interfere with any other occupants of the Property, or their visitors, contractors or agents, nor interfere with the efficient, safe and secure operation of the Property. Tenant shall notify Landlord upon completion of the Work (and record any notice of completion contemplated by law). To the extent reasonably appropriate based on the nature of the Work, Tenant shall provide Landlord with “as built” drawings no later than thirty (30) days after completion of the Work.
     (f) Landlord’s Role and Rights. The parties acknowledge that neither Landlord nor its managing agent is an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and Tenant’s Contractors engaged by Tenant. Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Work, and do not guarantee that the Plans or Work will be free from errors, omissions or defects, and shall have no liability therefor. Landlord’s approval of Tenant’s Plans and contracts, and Landlord’s designations, lists, recommendations or approvals concerning Tenant’s Planners and Contractors shall not be deemed a warranty as to the quality or adequacy thereof or of the Plans or the Work, or the design thereof, or of its compliance with laws, codes and other legal requirements. Tenant shall permit access to the Premises, and inspection of the Work, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being planned, constructed and installed and following completion of the Work. Landlord shall have the right, but not the obligation, to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing the Work to cease the Work and remove its equipment and employees from the Property.
     V. HVAC BALANCING. As a final part of the Work, Tenant shall cause its contractor to perform air balancing tests and adjustments on all areas of the Premises served by the air handling system that serves the areas in which the Work is performed (including any original space and any additional space being added to the Premises in connection herewith). If Tenant elects to install a stairwell between the 4th and 5th floors pursuant to Section II.C above, then Tenant shall cause its contractor to perform air balancing tests and adjustments for the Additional Premises only. Landlord shall not be responsible for any disturbance or deficiency created in the air conditioning or other mechanical, electrical or structural facilities within the Property or Premises as a result of the Work. If such disturbances or deficiencies result, and Tenant’s contractor does not properly correct the same, Landlord reserves the right, after fifteen (15) days notice to Tenant, to correct the same and restore the services to Landlord’s reasonable satisfaction, at Tenant’s reasonable expense.
     VI. CERTAIN DEFINITIONS
     (a) “Space Plan” herein means, to the extent required by the nature of the Work, detailed plans (including any so-called “pricing plans”), including a fully dimensioned floor plan and drawn to scale, showing: (i) demising walls, interior walls and other partitions, including type of wall or partition and height, and any demolition or relocation of walls, and details of space occupancy and density, (ii) doors and other openings in such walls or partitions, including type of door and hardware, (iii) electrical and computer outlets, circuits and anticipated usage therefor, (iv) any special purpose rooms, any sinks or other plumbing facilities, heavy items, and any other special electrical, HVAC or other facilities or requirements, including all special loading and related calculations, (v) any space planning considerations to comply with fire or other codes or other governmental or legal requirements, (vi) finish selections, and (vii) any other details or features requested by Architect, Engineer or Landlord, or otherwise required, in order for the Space Plan to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work, or for the Space Plan to serve as a basis for preparing Construction Drawings.
     (b) “Construction Drawings” herein means, to the extent required by the nature of the Work, fully dimensioned architectural construction drawings and specifications, and any required engineering drawings, specifications and calculations (including mechanical, electrical, plumbing, structural, air-conditioning, ventilation and heating), and shall include any applicable items described above for the Space Plan, and any other details or features requested by Architect, Engineer or Landlord in order for the Construction Drawings to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work.
     (c) “Work” herein means: (i) the improvements and items of work shown on the final Approved Plans (including changes thereto), and (ii) any preparation or other work required in connection therewith, including without limitation, structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any building mechanical, electrical, plumbing or other systems and equipment or relocation of any existing sprinkler heads, either within or outside the Premises required as a result of the layout, design, or construction of the Work or in order to extend any mechanical distribution, fire protection or other systems from existing points of distribution or connection, or in order to obtain building permits for the work to be performed within the Premises (unless Landlord requires that the Plans be revised to eliminate the necessity for such work).
     VII. MISCELLANEOUS. If this Work Letter is attached as an Exhibit to an amendment to an existing lease (“Original Lease”), whether such amendment adds space, relocates the Premises or makes any other modifications, the term “Lease Document” herein shall refer to such amendment, or the Original Lease as amended, as the context implies. By way of example, in such case, references to the “Premises” and “Commencement Date” herein shall refer, respectively, to such additional or relocated space and the effective date for delivery thereof under such amendment, unless expressly provided to the contrary herein. Capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease Document. This Exhibit is intended to supplement and be subject to the provisions of the Lease Document, including, without limitation, those provisions requiring that any modification or amendment be in writing and signed by authorized representatives of both parties. The rights granted in this Exhibit are personal to Tenant as named in the Lease Document, and are intended to be performed for such Tenant’s occupancy of the Premises. Under no circumstance whatsoever shall any assignee or subtenant have any rights under this Exhibit. Any remaining obligations of Landlord under this Exhibit not theretofore performed shall concurrently terminate and become null and void if Tenant subleases or assigns the Lease Document with respect to all or any portion of the Premises, or seeks or proposes to do so (or requests Landlord’s consent to do so), or if Tenant or any current or proposed affiliate thereof issues any written statement indicating that Tenant will no longer move its business into, or that Tenant will vacate and discontinue its business from, the Premises or any material portion thereof. Any termination of Landlord’s obligations under this Exhibit pursuant to the foregoing provisions shall not serve to terminate or modify any of Tenant’s obligations under the Lease Document. In addition, notwithstanding anything to the contrary contained herein, Landlord’s obligations under this Exhibit, including obligations to perform any work, or provide any Allowance or rent credit, shall be subject to the condition that Tenant shall have faithfully complied with the Lease, and shall not have committed a material violation under the Lease by the time that Landlord is required to perform such work or provide such Allowance or rent credit.

EXHIBIT C
TEMPORARY SPACE PROVISIONS
     The parties agree that Tenant may occupy Suite 1200 on the twelfth (12th) floor of the Building (“Temporary Space”) which shall be deemed to contain approximately 8,981 square feet of rentable area for purposes hereof, the approximate location of which is shown on Exhibit C-1, commencing on the first business day after execution and delivery of this Amendment by both parties and continuing until 30 days after the Additional Premises Commencement Date, as such date may be adjusted thereunder. Tenant shall not be required to pay Base Rent, Taxes or Expenses for the Temporary Space for the period beginning on the date of this Amendment and ending on October 31, 2008. Commencing on November 1, 2008, Tenant shall pay a total fixed monthly Rent for the Temporary Space of [***], payable in advance on or before the first day of each month, without set-off, deduction or counterclaim, and with any initial or final partial calendar month prorated on a per diem basis; there shall be no free rent period respecting the Temporary Space. The foregoing provisions and Landlord’s acceptance of any such amounts, shall not serve as permission for Tenant to hold-over in the Temporary Space beyond the date which is 30 days after the Additional Premises Commencement Date, and Landlord shall have such other remedies to recover possession of the Temporary Space as may be available to Landlord under applicable Laws.
     Tenant shall accept the Temporary Space “as is”, without any obligation by Landlord to provide any improvements or an allowance therefor whatsoever. Except to the extent inconsistent herewith, the Temporary Space shall be subject to all terms and conditions of the Lease.

***	Confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

C-1

EXHIBIT C-1
Floor Plate Showing Temporary Space

C-1-1

EXHIBIT D
117D
RIGHT OF FIRST
REFUSAL
     1. Right of Refusal. Landlord hereby grants Tenant a right of refusal (“Right Of Refusal”) to lease all other rentable areas in the Building consisting of least 5,000 internally contiguous rentable square feet (the “Expansion Space”), on and subject to the following provisions.
     2. Landlord’s Notice of Expansion Terms. Landlord shall notify Tenant in writing (“Landlord’s Notice”) when Landlord has received a bona fide offer from a third party to lease the Expansion Space which Landlord desires to accept.
          a. Expansion Space Commencement Date Within First 18 Months. If the Expansion Space Commencement Date (as hereinafter defined) will occur within the first 18 full calendar months after the Additional Premises Commencement Date under this Amendment, Landlord’s Notice shall set forth “Expansion Terms” as follows: (i) a date for the commencement of Tenant’s leasing of the Expansion Space (“Expansion Space Commencement Date”), (ii) an expiration date therefor, which shall be co-terminous with the Extended Term of this Lease, (iii) rentable area, (iv) monthly Base Rent and scheduled increases therein (which shall be the same rates per square foot of rentable area as contained in Section 5 of this Amendment then in effect with respect to the Additional Premises hereunder), (v) Tenant’s Share of Taxes and Expenses applicable to the Expansion Space (any so-called Base Expense Year and Base Tax Year shall be the same as set forth in Section 6 of this Amendment with respect to the Additional Premises Lease), and (vi) that the space shall be provided in “as is” condition at the time possession is delivered, except that Landlord shall provide an allowance (“Expansion Allowance”) towards Tenant’s reasonable direct out-of-pocket costs of designing and performing permanent leasehold improvements to the Expansion Space of up to $20.00 times the number of square feet of rentable area of the subject Expansion Space, multiplied by a fraction, the numerator of which is the number of full calendar months that will be left in the Extended Term of the Lease on the Expansion Space Commencement Date, and the denominator of which is the total number of full calendar months in the Extended Term of the Lease.
          b. Expansion Space Commencement Date After 18 Months. If the Expansion Space Commencement Date will occur more than 18 full calendar months after the Additional Premises Commencement Date under this Amendment, then Landlord’s Notice shall set forth the Third Party Basic Business Terms (as hereinafter defined) on which Landlord would propose to lease the Expansion Space to Tenant (“Expansion Terms”). The Third Party Basic Business Terms offer shall include (1) the term, (2) rentable area, (3) rental rate per square foot of rentable area, and any fixed rent increases therein, (4) proportionate share of expenses/taxes or increases therein, and any expense/tax stops or base years, and (5) any leasehold improvements or allowance therefor, and any additional fair market terms contained in the bona fide offer which Landlord has received from a third party which Landlord desires to accept (“Third Party Basic Business Terms”).

          c. General Terms. Except as set forth in Landlord’s Notice, the Expansion Terms shall be deemed to include the same terms then in effect on the Expansion Space Commencement Date, and thereafter scheduled to be in effect, under the Lease (with any matters in the Lease based on square footage adjusted proportionately to reflect the rentable area of the Expansion Space and Landlord’s then current Building standard ratios and policies).
     3. Tenant’s Notice. If Tenant desires to lease the Expansion Space on the Expansion Terms set forth in Landlord’s Notice, Tenant shall so notify Landlord in writing (“Tenant’s Notice”) exercising Tenant’s right to lease the Expansion Space on such Expansion Terms within five (5) business days after Landlord delivers Landlord’s Notice. TIME PERIODS AND STRICT COMPLIANCE IN GIVING TENANT’S NOTICE ARE OF THE ESSENCE OF THIS RIGHT OF REFUSAL.
     4. Expansion Documentation. If Tenant validly exercises Tenant’s Right Of Refusal herein, the parties shall execute a confirmatory amendment (“Expansion Documentation”), mutually and reasonably agreeable to both parties, to confirm the leasing of the Expansion Space, which Landlord shall reasonably prepare, and which shall be consistent with Landlord’s Notice and the provisions hereof. The parties shall cooperate diligently and in good faith, and use commercially reasonable efforts, to sign and deliver the Expansion Documentation within twenty (20) days after Landlord provides the same to Tenant (but the Right Of Refusal shall be deemed to have been unconditionally and irrevocably exercised, and both parties shall be fully bound by the terms thereof in accordance with the provisions hereof, whether or not such confirmatory Expansion Documentation is signed).
     5. Offering Portions of Expansion Space; Adjustments to Expansion Space; Prior Rights. This Right of Refusal shall apply only with respect to the entire Expansion Space, and may not be exercised with respect to only a portion thereof (unless only a portion of the Expansion Space shall be included in Landlord’s Notice). If only a portion of the Expansion Space shall be included in Landlord’s Notice, this Right of Refusal shall apply to such portion, and shall thereafter apply to such other portions of the Expansion Space as they become the subject of Landlord’s Notices, subject to good faith adjustments by Landlord in the size, configuration and location of such remaining portions. If the Expansion Space is part of a larger space that Landlord desires to lease as a unit, then Landlord’s Notice shall, at Landlord’s option, identify the entire such space and the Expansion Terms therefor, and in such case, this Right of Refusal shall apply only to such entire space. This Right of Refusal shall be subject to the then existing tenants or occupants of the Expansion Space renewing their leases or entering into new leases whether pursuant to options to extend previously granted or otherwise, and such Right of Refusal, and any rights of Tenant to extend the Term of the Lease with respect to the Expansion Space, are subordinate to, and limited by, any rights of any other parties to lease the Expansion Space granted prior to full execution and delivery of this document.
     6. Continuing Right. This is a continuing Right of Refusal during the Extended Term of the Lease. In the event that Tenant waives or elects not to exercise this Right of Refusal and Landlord fails to enter into a lease for the Expansion Space with a third party within nine (9) full calendar months thereafter, then Landlord shall be obligated to offer the Expansion Space to Tenant when Landlord receives a new bona fide offer that Landlord desires to accept, subject to and in accordance with, the foregoing provisions.
     7. Miscellaneous. This Right of Refusal is subject to the condition that the Lease be in full force and effect, and that Tenant not then be in default beyond any applicable cure period under the Lease on the date when Landlord provides or would otherwise provide Landlord’s Notice, or at any time thereafter and prior to the Expansion Space Commencement Date. The rights granted in this Exhibit are personal to Tenant as named in this Lease document. Under no circumstance whatsoever shall the assignee under a complete or partial assignment of the Lease document, or a subtenant under a sublease of the Premises, have any right to exercise the rights of Tenant under this Exhibit. If Tenant shall sublease or assign the Lease with respect to all or any portion of the Premises, then immediately upon such sublease or assignment Tenant’s rights under this Exhibit shall concurrently terminate and become null and void. If Tenant shall exercise the Right of Refusal herein, Landlord does not guarantee to deliver possession of the Expansion Space on the Expansion Space Commencement Date due to continued possession by the then existing occupants or any other reason beyond Landlord’s reasonable control. In such event, rent and other charges with respect to the Expansion Space shall be abated until Landlord delivers the same to Tenant (except to the extent that Tenant or its affiliates, agents, employees or contractors cause the delay), as Tenant’s sole recourse. Tenant’s exercise of this Right of Refusal is intended to supersede any rights of Tenant under the Lease to reduce or relocate the Premises, or terminate the Lease early, and all such provisions shall thereupon be automatically deleted. Tenant’s failure to exercise this Right of Refusal in accordance with the terms of this Exhibit is intended to supersede any other rights of Tenant under other provisions of the Lease to expand or relocate the Premises, and all such other provisions shall thereupon be automatically deleted.

EXHIBIT E

EXPANSION AREA: 147 RSF

LOBBY
ELEVATOR LOBBY
MECHANICAL
HEALTH CLUB
UP
CONFERENCE CENTER
DOCK

LOWER LEVEL
2100 RIVEREDGE PARKWAY

E-1

129A-2 (11/06)
EXHIBIT F
NEW MONUMENT SIGN WITH TENANT’S NAME
(Tenant’s Expense — Tenant or Landlord Installs)
     1. New Monument and Tenant Sign; Term. Landlord hereby grants Tenant a license to have, at Tenant’s expense as further described below, and subject to the other provisions hereof, a new monument (the “Monument”), and a listing thereon identifying the name and logo of Tenant (“Monument Listing”), such Monument to be of a size sufficient to allow Tenant to spell out its full name and logo in a manner to allow visitors easy recognition of Tenant’s name when driving by the Monument and in an area of the Property near the Building’s existing monument sign. The Monument shall be of a similar size as the existing monument sign (“Existing Monument”) located on the Property, and Tenant shall be the sole company listed on the Monument, except as provided in Section 4 below. The term of this license (“License Term”) shall commence on the date of this Amendment, and shall continue until the earlier to occur of the expiration or earlier termination of the Lease or, at Landlord’s option, Tenant’s ceasing to occupy one-half or more of the Premises as described in Section 4 of this Exhibit F, subject to the other provisions hereof. Upon approval by Landlord and the installation of the Monument under this Exhibit, Tenant’s rights to its Monument Listing under Exhibit F of Lease Amendment Seven shall permanently terminate.
     2. Design/Fabrication/Installation. If Tenant desires to design and/or fabricate and/or install its own Monument and Monument Listing, or desires to make any alterations to the Monument and Monument Listing, then Tenant shall submit for Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed: (a) the name and address of the professional sign designer/fabricator/installer to be used by Tenant, (b) after Landlord has approved of the designer/fabricator/installer, a professionally prepared plan (“Monument and Monument Listing Plan”), showing all aspects of the design, including, but not limited to, font of lettering, number of letters, content, color and finish, type and quality of materials, dimensions of the Monument and Monument Listing and of every detail (including letters), and all other details of the Monument and Monument Listing and all components thereof, and (c) after Landlord has approved of the Monument and Monument Listing Plan, copies of all required governmental and other permits, licenses, and approvals which Tenant will obtain at its own expense. If Landlord approves of fabrication or installation of the Monument and Monument Listing by Tenant’s sign professional, Tenant shall ensure that such work be done in a good and workmanlike manner, strictly in accordance with the approved Monument and Monument Listing Plan, and in accordance with the Property rules, standards or other requirements for such work and/or under the supervision of Landlord’s employees or agents, in a manner so as to avoid damage to any part of the Property. If Landlord does not approve of Tenant’s Monument and Monument Listing Plan, then Landlord shall, at Tenant’s written request, arrange for the design, fabrication and/or installation of the Monument and Monument Listing using Landlord’s design criteria as determined after consultation with Tenant, within a reasonable time after mutual execution of this document, subject to delays beyond Landlord’s reasonable control, and the other provisions hereof. Landlord agrees to communicate to Tenant

Landlord’s design, fabrication and/or installation requirements of the Monument and Monument Listing, including, without limitation, the costs relating thereto. In the event Tenant agrees to Landlord’s design, fabrication and/or installation of the Monument and Monument Listing, then Tenant shall reimburse Landlord for its out-of-pocket costs for such design, fabrication and/or installation of same within thirty (30) days after Landlord bills the same.
     3. Maintenance and Removal. Tenant shall, at its expense, maintain and repair the Monument, subject to the following sentence. In the event Tenant requests that Landlord perform repair or maintenance to the Monument, or reasonably agrees with Landlord’s written notification to Tenant that repair or maintenance to the Monument is necessary to ensure the Monument remains in good condition, then Tenant shall reimburse Landlord for all reasonable actual costs of maintaining and repairing the Monument; provided, however, Landlord shall be responsible for any costs for repair or maintenance necessitated by the negligence or willful misconduct of Landlord or its agents or representatives. Upon termination of the Lease or this license, by expiration or otherwise, Landlord may remove and dispose of the Monument and repair and restore the Monument to the same condition as prior to installation of the Monument; Tenant shall pay Landlord’s reasonable charges for doing so. Tenant shall pay any charges hereunder, as additional Rent, within thirty (30) days after billing.
     4. Miscellaneous. Any change to the design, fabrication, content or location of the Monument (including any temporary relocation in the event that repairs or other work to the Property need to be done beneath the Monument) shall require Tenant’s prior written consent, which consent shall not be unreasonably withheld. Tenant agrees to provide its consent to a permanent change in the location of the Monument so long as the Existing Monument is being moved to the same location, and such new location will provide the same or better visibility for allowing visitors to the Property to recognize Tenant’s name when driving by the Monument. The exercise by Landlord or any of its rights hereunder shall not be deemed an eviction or a violation of Tenant’s rights. All costs in connection with the Monument, in addition to those costs described above, shall be paid by Tenant, except as otherwise noted in this Exhibit F. The rights granted in this Exhibit are personal to Tenant as named in this Lease document (and any Tenant Affiliate to whom Tenant makes a complete assignment pursuant to Article 13.G of the Lease). Under no circumstance whatsoever shall the assignee under a complete or partial assignment of the Lease document (other than such a Tenant Affiliate), or a subtenant under a sublease of the Premises, have any right to exercise the rights of Tenant under this Exhibit. If Tenant shall assign the Lease (other than to such a Tenant Affiliate) with respect to all or any portion of the Premises, then immediately upon such assignment Tenant’s rights under this Exhibit shall concurrently terminate and become null and void. Notwithstanding the foregoing but subject to the following sentence, Tenant may, at its option and at its sole expense, place on the Monument the names of not more than two (2) subtenants (approved by Landlord or otherwise permitted pursuant to Article 13 of the Lease), so long as each such subtenant occupies at least 5,000 rentable square feet of the Premises and Tenant’s name also remains on the sign. At Landlord’s option by written notice to Tenant, the License Term shall terminate at any time that Tenant and its employees cease to occupy at least one half of the rentable area of the Premises and any other space at the Property currently under lease by Tenant and its affiliates (whether such cessation is due to Tenant having assigned its rights under the lease or having subleased a portion or portions of such space, or having actually vacated such space or a portion thereof, and without limitation as to any other rights available to Landlord to terminate this license).